Exhibit 99.1

FOR IMMEDIATE RELEASE

PLEASE CONTACT: Chad L. Stephens

405.948.1560

Website: www.phxmin.com

PHX MINERALS INC. ANNOUNCES NEW DIRECTOR

OKLAHOMA CITY, Jan. 19, 2021 – PHX MINERALS INC., “PHX,” (NYSE: PHX), today announced that John H. Pinkerton was appointed to the Company’s Board of Directors effective Feb. 1, 2021. Mr. Pinkerton was appointed to replace Robert E. Robotti, who retired effective May 1, 2020, and his appointment increases the board’s size to six members.

“Our Board and management team are delighted that Mr. Pinkerton has agreed to join our Board of Directors. His extensive background and expertise in many facets of the oil and gas business increase the Board’s ability to assist our management team with the execution of our growth through mineral acquisition strategy,” said Mark Behrman, PHX’s Lead Independent Director.

Mr. Pinkerton joined Range Resources Corporation (NYSE: RRC) as President in 1990 and as Chief Executive Officer from 1992 until 2012. He served as a director starting in 1988 and as Chairman from 2008 until January 2015.  During his tenure, Range Resources grew from its small cap origins to be a $13 billion enterprise with a preeminent position in the Marcellus Shale. Mr. Pinkerton currently serves as Executive Chairman and is Chairman of the Board of Directors of Encino Energy, a private oil and gas operating company, since 2017.  He also serves as a director of EP Energy since 2020.  Mr. Pinkerton received his Bachelor of Arts degree in Business Administration from Texas Christian University, where he now serves on the board of trustees, and a Master’s degree from the University of Texas at Arlington.

PHX Minerals Inc. (NYSE: PHX) Oklahoma City-based, PHX Minerals Inc. is a natural gas and oil mineral company with a strategy to proactively grow its mineral position in our core areas of focus. PHX owns approximately 253,000 net mineral acres principally located in Oklahoma, Texas, North Dakota, New Mexico and Arkansas. Approximately 71% of this mineral count is unleased and undeveloped. Additional information on PHX can be found at www.phxmin.com.